Exhibit 4.01

LEHMAN BROTHERS HOLDINGS INC.

Limited Principal Protection Buffered Return Enhanced Note Due September 13, 2008 Linked to an International Basket

Number R-1	$5,915,000
ISIN US524908XL91	CUSIP 524908XL9

See Reverse for Certain Definitions

THIS SECURITY (THIS “SECURITY”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO SUCH DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO LEHMAN BROTHERS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, on the Stated Maturity Date, in such coin or currency of the United States of America at the time of payment shall be legal tender for the payment of public and private debts, for each $1,000 principal amount of the Securities represented hereby, an amount equal to the Maturity Payment Amount. THE SECURITIES REPRESENTED HEREBY SHALL NOT BEAR ANY INTEREST.

Any amount payable on the Stated Maturity Date hereon will be paid only upon presentation and surrender of this Security.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

2

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated: June 13, 2007

[SEAL]	LEHMAN BROTHERS HOLDINGS INC.

By:
Vice President

Attest:
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A.

  as Trustee

By:
Authorized Officer

Reverse of Security

This Security is one of a duly authorized series of Securities of the Company designated as a Limited Principal Protection Buffered Return Enhanced Note Due September 13, 2008 Linked to an International Basket (herein called the “Securities”). The Company may, without the consent of the Holders of the Securities, create and issue additional notes ranking equally with the Securities and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the Securities; provided that no additional notes can be issued if an Event of Default has occurred with respect to the Securities. This series of Securities is one of an indefinite number of series of debt securities of the Company, issued and to be issued under an indenture, dated as of September 1, 1987, as amended (herein called the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities.

The Maturity Payment Amount, at the request of the Trustee, shall be determined by the Calculation Agent pursuant to the Calculation Agency Agreement. The Trustee shall fully rely on the determination by the Calculation Agent of the Maturity Payment Amount and shall have no duty to make any such determination. The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Maturity Payment Amount on or prior to 11:00 a.m. on the Business Day preceding the Stated Maturity Date.

All calculations with respect to the Final Basket Level and the Final Basket Return will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

This Security is not subject to any sinking fund.

If an Event of Default with respect to the Securities shall occur and be continuing, the amounts payable on all of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to the Maturity Payment Amount calculated as though the date of acceleration were the Stated Maturity Date and the fifth Business Day immediately preceding the date of acceleration were the Valuation Date. If the maturity of the Securities is accelerated because of an Event of Default, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of Securities at the time Outstanding to be affected (each series voting as a class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, if any, or reduce any premium payable on redemption, or make the principal thereof, or premium, if any, or interest thereon, if any, payable in any coin or currency other than that hereinabove provided, without the consent of the holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, or the principal of, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Maturity Payment Amount with respect to this Security.

The Securities are issuable in denominations of $1,000 and any whole multiples of $1,000.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder (the “Holder”) hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Security.

No recourse for the payment of the principal of, premium, if any, or interest on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office or agency in a Place of Payment for this Security, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series or of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company intends to treat, and by purchasing this Security, the Holder agrees to treat, for all tax purposes, this Security as a cash-settled financial contract, rather than as a debt instrument.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Definitions

Set forth below are definitions of the terms used in this Security.

“Basket” shall mean the basket initially composed of the Component Indices.

“Business Day”, notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the City of New York are authorized or obligated by law to close.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement, dated as of December 21, 2006 between the Company and the Calculation Agent, as amended from time to time, or any successor calculation agency agreement.

“Calculation Agent” shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Maturity Payment Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

“Close of Trading” shall mean, in respect of any Relevant Exchange, the scheduled weekday closing time on a day on which the Relevant Exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

“Closing Basket Level” shall mean, with respect to any day, the sum of the products of the Closing Level of each Component Index on that day and the applicable Multiplier for such Component Index.

“Closing Level” shall mean, with respect to any day, in the case of any Component Index or any Successor Index, the closing level of such Component Index or Successor Index, as the case may be, as reported by the publisher of such Component Index or Successor Index, as the case may be, on such day or as determined by the Calculation Agent pursuant to the Calculation Agency Agreement.

“Component Index” shall initially mean any one of the Korea Stock Price Index 200, as calculated, published and disseminated by the Korea Stock Exchange, the MSCI Taiwan Index, as calculated, published and disseminated by Morgan Stanley Capital International Inc., the AMEX Hong Kong 30 Index, as calculated, published and disseminated by The American Stock Exchange LLC, the FTSE/Xinhua China 25 Index, as calculated, published and disseminated by FTSE/Xinhua Index Limited and the MSCI Singapore Free Index, as calculated, published and disseminated by Morgan Stanley Capital International Inc. and “Component Indices” shall have the correlative meaning.

“Company” shall have the meaning set forth on the face of this Security.

“Final Basket Level” shall equal the Closing Basket Level on the Valuation Date.

“Final Basket Return”, as calculated by the Calculation Agent, shall equal the following:

Final Basket Level – Initial Basket Level

Initial Basket Level

“Holder” shall have the meaning set forth on the reverse of this Security.

“Indenture” shall have the meaning set forth on the reverse of this Security.

“Initial Basket Level” shall equal 1000.

“Market Disruption Event”, with respect to any Component Index or any Successor Index shall mean any of the following events has occurred on any day as determined by the Calculation Agent in its sole discretion:

(1) A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of such Component Index or Successor Index, by any Relevant Exchange on which those securities are traded, at any time during the one-hour period that ends at the Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by that Relevant Exchange or otherwise.

(2) A material suspension of, or limitation imposed on, trading in futures or options contracts relating to such Component Index or Successor Index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by the exchanges or otherwise.

(3) Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20% or more of such Component Index or Successor Index on the Relevant Exchanges on which those securities are traded, at any time during the one-hour period that ends at the Close of Trading on that day.

(4) Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to such Component Index or Successor Index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one-hour period that ends at the Close of Trading on that day.

(5) The closure of the Relevant Exchanges on which securities that then comprise 20% or more of such Component Index or Successor Index are traded or on which futures or options contracts relating to such Component Index or Successor Index are traded prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Exchanges at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Relevant Exchanges and (ii) the submission deadline for orders to be entered into the Relevant Exchanges for execution at the Close of Trading on that day.

For purposes of determining whether a Market Disruption Event has occurred, the relevant percentage contribution of a security to the level of a Component Index or Successor Index will be based on a comparison of (x) the portion of the level of such Component Index or Successor Index attributable to that security and (y) the overall level of such Component Index or Successor Index, in each case immediately before the occurrence of the Market Disruption Event.

“Maturity Payment Amount”, as calculated by the Calculation Agent for each $1,000 principal amount of Securities, shall equal:

(i) If the Final Basket Level is greater than or equal to the Initial Basket Level, the lesser of:

(a) $1,207; and

(b) $1,000 + ($2,000 x the Final Basket Return).

(ii) If the Final Basket Level is less than the Initial Basket Level and equal to or greater than the Threshold Level, $1,000.

(iii) If the Final Basket Level is less than the Threshold Level:

$1,000 x	Final Basket Level
Threshold Level

“Measurement Day” shall mean any day on which a Component Index (or any Successor Index) is published by its publisher or is otherwise determined by the Calculation Agent.

“Multiplier” of each Component Index shall initially be as follows:

Component Index	Initial Multiplier
The Korea Stock Price Index 200	1.4025183
The MSCI Taiwan Index	0.7423436
The AMEX Hong Kong 30 Index	0.1849532
The FTSE/Xinhua China 25 Index	0.0083922
The MSCI Singapore Free Index	0.2424409

The Multipliers shall be subject to adjustment by the Calculation Agent pursuant to the Calculation Agency Agreement.

“Place of Payment” shall mean the place or places where the principal of (and premium, if any) and interest, if any, on the Securities are payable.

“Relevant Exchange” shall mean, for any security (or any combination thereof then underlying any Component Index or any Successor Index), the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

“Securities” shall have the meaning set forth on the reverse of this Security.

“Security” shall have the meaning set forth on the face of this Security.

“Stated Maturity Date” shall mean September 13, 2008 (or if September 13, 2008 is not a Business Day, on the next Business Day); provided, that if the Valuation Date is postponed, the Stated Maturity Date shall be the fifth Business Day following the date that the Final Basket Level on the postponed Valuation Date is determined.

“Successor Index” shall mean such successor or substitute index as the Calculation Agent may select pursuant to the Calculation Agency Agreement upon discontinuance of a Component Index (or a previously selected Successor Index).

“Threshold Level” shall mean 900, as it may be adjusted from time to time by the Calculation Agent to the extent it believes appropriate, in a manner consistent with the adjustments to the method of calculation of a Component Index or a Successor Index described in the Calculation Agency Agreement.

“Trustee” shall have the meaning set forth on the reverse of this Security.

“Valuation Date” shall mean September 8, 2008; provided, that if such day is not a Measurement Day with respect to a Component Index or a Successor Index or if a Market

Disruption Event occurs with respect to a Component Index or a Successor Index on such day, then: (1) with respect to each Component Index and Successor Index for which such day is a Measurement Day and for which a Market Disruption Event has not occurred, such day shall be the date on which the Calculation Agent determines the Closing Level of such Component Index or Successor Index for use in calculating the Final Basket Level; (2) with respect to each Component Index and Successor Index for which such day is not a Measurement Day or for which a Market Disruption Event has occurred, the date on which the Calculation Agent determines the Closing Level of such Component Index or Successor Index for use in calculating the Final Basket Level shall be the next following Measurement Day on which no Market Disruption Event occurs; provided, however, if a Market Disruption Event with respect to the Component Index or Successor Index occurs on each of the eight Measurement Days following the originally scheduled Valuation Date, then the Calculation Agent shall determine the Closing Level of that Component Index or Successor Index for use in calculating the Final Basket Level based upon its good faith estimate of the level of the Component Index or Successor Index on that eighth Measurement Day; and (3) the day on which the Closing Level of the last remaining Component Index or Successor Index is determined for purposes of calculating the Final Basket Level shall be deemed the Valuation Date.

“Weight” of each Component Index shall initially be as follows:

Component Index	Initial Weight in the Basket
The Korea Stock Price Index 200	313
The MSCI Taiwan Index	247
The AMEX Hong Kong 30 Index	189
The FTSE/Xinhua China 25 Index	145
The MSCI Singapore Free Index	106

The Weights shall be subject to adjustment by the Calculation Agent pursuant to the Calculation Agency Agreement.

All terms used but not defined in this Security are used herein as defined in the Calculation Agency Agreement or the Indenture.

Calculation Agent

The Calculation Agent will determine, among other things, the Final Basket Level on the Valuation Date, including each Final Basket Return and each Closing Level of each Component Index, and the Maturity Payment Amount, if any, on the Securities. In addition, the Calculation Agent will determine whether there has been a Market Disruption Event or a discontinuation of any Component Index (or the relevant Successor Index) and whether there has been a material change in the method of calculating any of the Component Indices. All calculations, determinations and adjustments made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Holders and on the Company. The Company may appoint a different Calculation Agent from time to time after the date of the original issue of the Securities without Holders’ consent and without notifying Holders.

Discontinuance of one or more of the Component Indices; Alteration of method of calculation

If a publisher of one or more of the Component Indices (or any Successor Index) discontinues publication of such Component Index (or Successor Index) and such publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued Component Index (or Successor Index), then the Calculation Agent shall determine each subsequent Closing Basket Level to be used in computing the amount payable on the Stated Maturity Date by reference to the Closing Level of such Successor Index on the applicable date.

Upon any selection by the Calculation Agent of a Successor Index, the Company will promptly give notice to the Holders of the notes.

If a publisher of one of the Component Indices (or any Successor Index) discontinues publication of such Component Index and the Calculation Agent determines that no Successor Index is available at such time, or if such publisher (or the publisher of any Successor Index) fails to calculate and publish a Closing Level for such Component Index (or a Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, the Component Index (or Successor Index) will be removed from the Basket as of the close of business on the last day on which its Closing Level was published by its publisher and the Weight of each remaining Component Index (or Successor Index) will simultaneously be increased (by adjusting the respective Multipliers) by an amount determined by the Calculation Agent such as to result in both (a) the relative Weights of remaining Component Indices (including any Successor Indices) on such day and (b) the Closing Basket Level on such day remaining unchanged. In addition, the Calculation Agent will make such other adjustments to the terms of the Security as may be required to account for such discontinued Component Index (or Successor Index). Notwithstanding these alternative arrangements, discontinuance of the publication of any Component Index (or Successor Index) may adversely affect the value of the Securities.

If at any time the method of calculating a Component Index, any Successor Index or the Closing Level thereof on any particular day is changed in a material respect, or if a

Component Index or any Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the level of such Component Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the Close of Trading of the Relevant Exchanges on which the securities comprising such Component Index or such Successor Index traded on any date on which the Closing Level thereof is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a level of a stock index comparable to such Component Index or such Successor Index, as the case may be, as if such changes or modifications had not been made. The Calculation Agent will calculate the Closing Level of a Component Index on any particular day and the amount payable on the Stated Maturity Date with reference to such Component Index or such Successor Index, as adjusted.

Accordingly, if the method of calculating a Component Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified, then the Calculation Agent will adjust such index in order to arrive at a level of such Component Index or such Successor Index as if it had not been modified.

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT - Custodian
(Cust) (Minor)
TEN ENT -	as tenants by the entireties	under Uniform Gifts to Minors
JT TEN -	as joint tenants with right of	Act
	Survivorship and not as tenants in common	( State)

Additional abbreviations may also be used though not in the above list.

__________________________________________

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten.)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

___________________________

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND

CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.